                     November 1, 2023

Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, New Jersey 07724
    Re:    Commvault Systems, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as special United States counsel to Commvault Systems, Inc., a Delaware corporation (the “Company”), in connection with the Company's registration statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration of 3,200,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company available for future issuance under the 2016 Omnibus Incentive Plan, as amended (the “Plan”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”).
In rendering the opinion stated herein, we have examined and relied upon the following:

Commvault Systems, Inc.
November 1, 2023

(a)the Registration Statement in the form filed with the Commission on the date hereof;
(b)the Plan;
(c)an executed copy of a certificate of Danielle Sheer, Chief Legal and Compliance Officer of the Company, dated the date hereof (the “Secretary’s Certificate”);
(d)a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect as of the date hereof (the “Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware, and certified pursuant to the Secretary’s Certificate;
(e)a copy of the Company’s Certificate of Amendment of Amended and Restated Certificate of Incorporation, as in effect as of the date hereof (the “Certificate of Amendment”), certified by the Secretary of State of the State of Delaware, and certified pursuant to the Secretary’s Certificate;
(f)a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof (the “Bylaws”), and certified pursuant to the Secretary’s Certificate; and
(g)a copy of certain resolutions of the Board of Directors of the Company relating to the approval of the Plan, the filing of the Registration Statement and certain related matters, and certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

Commvault Systems, Inc.
November 1, 2023

In rendering the opinion set forth below, we have also assumed that (i) the Shares will be issued in book-entry form and an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent and registrar will be issued by the Company’s transfer agent and registrar, (ii) each award agreement under which options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses, other stock-based awards and certain other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto, and (iii) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not and will not make this assumption with respect to the Certificate of Incorporation, as amended by the Certificate of Amendment, and the Bylaws).
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the Plan participants in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/Skadden, Arps, Slate, Meagher & Flom LLP